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                                                                 EXHIBIT 10.45


                                    SUBLEASE



THIS SUBLEASE (this "Sublease") is made and entered into, effective on the date set forth below, by and between SYSTEMS & SOFTWARE CONSORTIUM, INC., a California nonprofit mutual benefit corporation ("SySCI"), and JETFAX, INC., a DELAWARE CORPORATION (the "Subtenant"), with reference to the following facts:

RECITALS:

A. SySCI is the Lessee under that certain Net, Net, Net Lease dated for reference purposes as of December 1, 1996 with Patterson Associates, LLC, a California limited liability company (the "Landlord"), a copy of which Lease is attached to this Sublease as Exhibit A (the "Master Lease").

B. Under the Master Lease, SySCI has leased those portions of the building (the "Building") located at 5385 Hollister Avenue in the unincorporated area of Santa Barbara County, California known as Goleta and further described in the Master Lease.

C. Subtenant desires to sublease from SySCI, on the terms and conditions set forth in this Sublease, that portion of the premises leased by SySCI under the Master Lease depicted by crosshatch markings on the attached Exhibit B, which space consists of approximately 4856 square feet (the "Premises"). Subtenant retains the right of first refusal on the adjoining Annex of approximately 1280 square feet, the S-4 SCIF of approximately 1520 square feet, and the S-4 Computer Room of approximately 850 square feet.

AGREEMENTS:

NOW, THEREFORE, in light of the foregoing and in consideration of the mutual covenants set forth below, SySCI and Subtenant, intending to be legally bound, agree as follows:

1 . SUBLEASE OF PREMISES

1.1 Sublease. SySCI hereby subleases to Subtenant the Premises and the nonexclusive right to use the Common Areas in and about the Building and the parking facilities adjoining the Building. (Common Areas shall include a reception area, auditorium, presentation room, locker rooms, lunch area, and business services room, all located within the portion of the building leased to SySCI.) Subtenant's non-exclusive right to use the Common Areas and the parking facilities shall be determined reasonably on an equitable basis by SySCI from time to time, based generally on the ratio that the square footage of the Premises bears to the square footage of the building covered by the Master Lease, other than the Common Area and the parking facilities. The Premises are subleased in their existing configuration and in their "AS-IS" condition. SySCI makes no representation or warranty whatsoever concerning the condition of the Premises or their fitness for any particular use. Notwithstanding the foregoing, on the Commencement Date, the heating, ventilating and air conditioning ("HVAC") system, and the electrical, plumbing, sewer, life safety and, if applicable, security systems (collectively, "Building Systems") serving the Premises shall be in good working order and repair. If, during the first thirty (30) days of the Term, any Building System is not in the condition required by the foregoing sentence, Sublessee shall notify SySCI of the need or repair and the repair shall be completed at no cost to Sublessee.

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1.2  Terms.  This Sublease is subject to all of the terms and conditions of the
Master Lease. Subtenant shall assume and perform the obligations of SySCI under the Master Lease to the extent that such terms and conditions are applicable to the Premises subleased pursuant to this Sublease. When the context requires, each reference in the Master Lease to "Lessor" shall be deemed to refer to SySCI, and each reference therein to "Lessee" shall be deemed to refer to Subtenant. As between SySCI and Subtenant, any inconsistency between the terms of the Master Lease and the terms of this Sublease shall be governed by the terms of this Sublease. Subtenant shall not commit or permit to be committed on the Premises any act or omission that would violate any term or condition of the Master Lease.

1.3 Exceptions. All of the terms and conditions contained in the Master Lease are incorporated in this Sublease as if fully set forth herein, except for the provisions of Sections Basic Lease Provision 1 ("Premises", but the remaining sections of Paragraph 1 are incorporated in this Sublease), 2,3,4,5,6,7,7,8,10,11 and 12; the second sentence and the second full paragraph of Section 1; Section 2.1 (a) and (b); Section 2.3, Sections 3.1, 3.2, and 3.4; the second full paragraph of 3.6 (a), 3.6 (b) and 3.7; Section 4, the second-to-last full paragraph of Section 5.4; the last sentence of Section 6.1; Section 7.7; Section 12.1; Section 12.4: Section 14; Section 15.1; Section 15.2 (a);
Section 18 and Exhibit A. In addition Sublessee shall not be responsible for complying with any law, requirement, ordinance, statute, or regulation requiring alteration, maintenance or restoration of the Premises except to the extent arising solely out of Sublessee's particular use of the Premises.

2.      TERM OF SUBLEASE

The term of this Sublease shall commence on AUGUST 1, 1997 and shall end at midnight, California Time, on JULY 31, 1998. Subtenant shall have the option to extend the term of this sublease for a one-year period. Commencing at the end of the one (1) year extension, Subtenant shall have the option to extend the term of this sublease for an additional 8 month period. Subtenant retains the option to extend this sublease for an additional year commencing at the end of the eight (8) month extension, contingent upon the extension of the SySCI Master Lease by Patterson Associates. With respect to the Master Lease termination right exercisable by the Landlord as set forth in Section 2.4 of the Master Lease, so long as Sublessee is not in default under this Sublease beyond applicable cure periods, SySCI shall use its best efforts to have the Premises excluded from the nine thousand (9,000) contiguous square feet designated for termination by Landlord. In addition, notwithstanding anything to the contrary contained in the Sublease, Sublessee shall have the right to enter the Premises for a period fourteen (14) days prior to the commencement of the term of this Sublease, without any obligation to pay Monthly Rent under this Sublease, for the purpose of installing its equipment, data, telecommunication and cabling systems, furniture and trade fixtures.


3 .    SECURITY DEPOSIT

       Upon execution of this sublease, Subtenant shall deliver to SySCI (a) prepaid Monthly Rent for the first month of the term of the Sublease, and (b) the amount of $5341.60 as a security deposit for the performance by Subtenant of its obligations under this Sublease. The security deposit may be paid in two installments, one half due upon execution, and one half due upon the first day of the second month of occupancy. If Subtenant defaults in its performance of any of its obligations under this Sublease, then SySCI may, but shall not be obligated to, use the security deposit, or any portion thereof, to cure such default or to compensate SySCI for any damage, including late charges, sustained by SySCI resulting from Subtenant's default. Immediately upon demand by SySCI, Subtenant shall pay to SySCI an amount equal to the portion for the security deposit so expended

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or applied by SySCI as provided herein in order to maintain the security deposit in the original amount initially deposited with SySCI. If Subtenant is not in default at the expiration or termination of this Sublease, SySCI shall return the unexpended portion of the security deposit to the Subtenant, without interest. SySCI'S obligations with respect to the security deposit shall be those of a debtor, and not of a trustee, and SySCI shall be entitled to commingle the security deposit with the general funds of SySCI.

4.     USE

Subtenant may use the Premises for the uses permitted by the Master Lease and for no other purposes whatsoever without the prior written consent of SySCI, which shall not be unreasonably with held or delayed, and Landlord.

5.     RENT

5.1 Monthly Rent. Commencing on AUGUST 1,1997 (the "Rent Commencement Date") and continuing during each if the term of this Sublease, Subtenant shall pay to SySCI on or before the first day of each month of the term of this Sublease gross rent ("Monthly Rent") in the amount of $5341.60. The amount of the Monthly Rent shall be adjusted annually on each anniversary of the Rent Commencement Date in accordance with the provisions of Section 3.5 of the Master Lease.
SySCI and Subtenant acknowledge that the rent contemplated in this Section is a gross rent and that Subtenant shall not be obligated to pay SySCI its otherwise proportionate share of any additional rent that SySCI is required to pay under the terms of the Master Lease. Sublessee shall be entitled to receive from SySCI any abatement of Monthly Rent received by the SySCI from the Landlord pursuant to the Master Lease to the extent such abatement of Monthly Rent is attributable to the Premises.

5.2 Late Payment Charge. Subtenant acknowledges that the late payment by Subtenant to SySCI of any amounts owing pursuant to the terms of this Sublease (collectively, "Rent") will cause SySCI to incur costs not contemplated by this Sublease. The exact amount of such costs are extremely difficult and impracticable to fix. Such costs include, without limitation, financing, processing and accounting charges, and late charges that may be imposed by SySCI by the terms of the Master Lease. Therefore, if any installment of Rent due from Subtenant is not received by SySCI within 3 days of its due date, Subtenant shall pay to SySCI an additional sum of five percent (5%) of the overdue Rent as a late charge for any payment of Rent not so paid. The parties agree that this late charge represents a fair and reasonable estimate of the cost that SySCI will incur by reason of a late payment by Subtenant. Acceptance of any late charge shall not constitute a waiver of Subtenant's default with respect to the overdue amount, or prevent SySCI from exercising any other rights or remedies available to SySCI.

5.3 Payment. Subtenant shall pay all Rent hereunder to SySCI not later than the close of business on the date first due, without prior notice or demand, without offset or reduction. All rent shall be payable in lawful money of the United States at such place as SySCI shall designate to Subtenant from time to time in writing. Rent or increased rent for any partial month shall be prorated on the basis of a thirty-day month.

6.     INSURANCE

Subtenant shall procure and maintain policies of insurance, insuring the Premises and Subtenant's use of the same with the coverages and amounts equal to or greater (at Subtenant's election) than those that SySCI is obligated to procure under the terms of the Master Lease. Such policies shall comply with all of the terms of the Master Lease. Not later than 30

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days prior to the expiration of any such policy, Subtenant shall present to
SySCI evidence of the renewal of such policies, or the purchase of acceptable replacement policies, for the ensuing period. All such policies shall name both SySCI and Landlord as additional insureds and shall provide that such policies will not be subject to cancellation without thirty days' prior written notice to SySCI.

7.    INDEMNIFICATION

Except to the extent caused by the gross negligence of willful misconduct of SySCI, its agents, employees, contractors or invitees, Subtenant shall indemnify, protect, defend with counsel reasonably acceptable to SySCI and hold SySCI harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) caused by or arising in connection with (a) a breach of Subtenant's obligations under this Sublease and (b) Subtenant's use and occupancy of the Premises. Except to the extent caused by gross negligence of willful misconduct of SySCI, its agents, employees, contractors or invitees, Subtenant shall indemnify, protect, defend with counsel reasonably acceptable to Subtenant and hold Subtenant harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) caused by or arising in connection with (a) a breach of Subtenant's obligations under this Sublease and (b) a breach of SySCI's obligations under the Master Lease.

8.    DEFAULT

8.1 Events of Default. The following events shall constitute an event of default under this Sublease:

8.1.2 Rent.  Subtenant's failure to make timely payment of Rent.

8.1.3 Breach. Subtenant's failure to honor or perform any other covenant, condition, or obligation imposed upon Subtenant by this Sublease.

8.1.4 Lease. Subtenant's failure to honor or perform any covenant, condition, or obligation imposed upon SySCI, as Lessee under the terms of the Master Lease that is assumed hereunder by Subtenant.

8.2 Notice and Cure of Nonmonetary Defaults. SySCI shall provide Subtenant written notice of any nonmonetary default under this Sublease. If the default is attributable to Subtenant's acts or omissions, Subtenant shall be entitled to cure any such default within 30 days of receiving such notice. Subtenant acknowledges that it will not be entitled to receive any notice of a default in the payment of any sums owing under this Sublease.

8.3 Remedies. If Subtenant fails to pay any sums owing hereunder within 3 days of the date due, or to cure any nonmonetary default within the applicable cure period specified in Section 8.2, SySCI may terminate this Sublease upon delivery of written notice to Subtenant. Upon any such occurrence, in addition to other remedies available to SySCI under law, SySCI immediately shall be entitled to (a) reenter and take possession of the Premises and evict Subtenant therefrom through legal process, and (b) to exercise, as to Subtenant, all of the rights and remedies available to the Landlord under the Master Lease, as if all such rights and remedies were set forth verbatim herein.

9.  OBLIGATIONS OF SySCI

9.1 Preservation of Master Lease. For so long as Subtenant is not in default in the performance of its

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obligations under this Sublease, SySCI shall perform all of its obligations under the Master Lease not expressly agreed to or performed by the Sublessee hereunder, and shall not engage in action or conduct, the purpose or effect of which is to cause a default under the Master Lease. SySCI shall provide Subtenant with copies of all notices that SySCI receives from Landlord alleging any default by SySCI under the Master Lease, or a termination of the Master Lease.

9.2 Performance of Lessor's Obligations. For so long as this Sublease remains in effect, SySCI shall use due diligence in attempting to cause the Landlord under the Master Lease to perform all of the Landlord's duties and obligations thereunder. If the Landlord defaults in the performance of any such obligations and fails or refuses to cure any such default, and such uncured defaults pertain solely to the Premises, then SySCI may, at its election, in lieu of commencing legal actions or proceedings against the Landlord, assign to Subtenant any claims, causes of action or remedies that SySCI may have on account of such uncured defaults, if such uncured defaults pertain solely to the Premises.

9.3 Estoppel; Nondisturbance. Contemporaneously with the execution hereof, SySCI and Subtenant shall execute and deliver to Landlord a Nondisturbance, Subordination and Attornment Agreement in the form attached as Exhibit C.

10. ASSIGNMENT OF SUBRENTS

SySCI has agreed in the Master Lease that the rentals payable to SySCI under this Sublease shall be paid directly by Subtenant to Landlord upon the occurrence of a default by SySCI under the Master Lease and SySCI's failure to cure such default within a period of 60 days. Accordingly, after notice is given by Landlord to Subtenant that the rentals under the Sublease should be paid to Landlord, Subtenant shall pay to Landlord, or in accordance with Landlord's directions, all rentals and other monies due and to become due SySCI under this Sublease. Subtenant shall have no responsibility to ascertain whether such demand by Landlord is permitted under the Master Lease. Any such payment to Landlord shall discharge Subtenant's obligations to make such payment to SySCI. Such payment of rents to Landlord by Subtenant shall continue until the first to occur of the following: (a) no further rent is due and payable under the Sublease; and (b) Landlord gives Subtenant notice that SySCI's default has been cured and instructs Subtenant that the rents shall thereafter be payable to SySCI.

11.    ATTORNEYS' FEES

If either party engages counsel to enforce that party's rights hereunder, or to resolve a dispute hereunder, the prevailing party shall be entitled to recover all costs and expenses including attorneys' fees, whether or not litigation is commenced.

12.    SURRENDER


Notwithstanding anything to the contrary contained in this Sublease or the Master Lease, upon the expiration or earlier termination of this Sublease, Sublessee shall not be obligated to remove

(i) any tenant improvements, alterations, additions, or improvements installed in the Premises by Sublessee prior to the Commencement Date; or (ii) any Hazardous Materials not stored, used, disposed of or released on or about the Premises by Sublessee, its, agents, employees or contractors.

13.    AMENDMENT OR MODIFICATION

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Sublessor and Master Lessor shall not amend or modify the Master Lease in any way so as to

materially or adversely affect Sublessee or its interest hereunder or materially restrict Sublessee's rights hereunder, without prior written consent of Sublessee, which shall not be unreasonably withheld or delayed. For purposes of this Section, any changes or adjustments in any of the terms or provisions of the Master Lease as a result of the occurrence of any event contemplated in the Master Lease shall not be considered an amendment or modification which materially or adversely affects Subtenant or increases any of this obligations.

14.    SySCI'S OBLIGATIONS

In addition to SySCI's obligations pursuant to Paragraph 9.2 of this Sublease, with respect to work, services, repairs, restoration, the provision of insurance or the performance of any other obligation of Landlord under the Master Lease, SySCI shall use good faith reasonable efforts to obtain Landlord's performance of such obligations on Sublessee's behalf

15. SUBLESSOR'S REPRESENTATIONS AND WARRANTIES

As an inducement to Sublessee to enter this Sublease, SySCI represents and warrants, to the best of SySCI's knowledge and belief, with respect to the Premises that:

A. The copy of the Master Lease attached hereto is a true and correct copy thereof, and the Master Lease is in full force and effect, and there exists under the Master Lease no default or event of default, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default.

B. There are no pending or threatened actions, suits or proceedings before any court or administrative agency against SySCI or against Landlord or third parties which could, in the aggregate, adversely affect the Premises or any part thereof or the ability of Landlord to perform its obligations under the Master Lease of SySCI to perform its obligations under this Sublease, and SySCI is not aware of any facts which might result in any such actions, suit, or proceedings.

C. SySCI has not received any notice from any insurance company of any defect or inadequacies in the Premises of the premiums for the insurance thereof.

16.    QUIET ENJOYMENT

Subleasee shall peacefully have, hold and enjoy the Premises, subject to the terms and conditions of this Sublease, provided that Sublessee pays all Monthly Rent and performs all Sublessee's covenants and agreements contained herein.

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17. CONDITION PRECEDENT

This Sublease and Sublessee's and SySCI's obligations hereunder are conditioned upon SySCI's obtaining the written consent of the Landlord. If SySCI fails to obtain the Landlord's consent within thirty (30) days after execution of this Sublease by SySCI, then Sublessee or SySCI may terminate this Sublease by giving the other party written notice, and SySCI shall return to Sublessee all consideration previously paid by Sublessee to SySCI.

IN WITNESS WHEREOF, the undersigned have executed this Sublease, effective on the date on which all parties have executed both this Sublease and the Nondisturbance, Subordination and Attornment Agreement required by Section 9.3.



SYSTEMS & SOFTWARE CONSORTIUM, INC., a California nonprofit mutual benefit corporation


Date


By

           Michael C. Ditmore, Chairman



Address for Notices
5385 Hollister Avenue
Santa Barbara, California 93111



"SUBTENANT"

JetFax, INC.



Date


By

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